Exhibit 10.24

Re: Home Health and Hospice Phantom Stock Opportunity

Dear Mike McMaude,

As a highly valued new leader in the company and as an important member of our Home Health and Hospice leadership team, we are excited that you will play a very important role in our collective growth of our Home Health and Hospice business lines. As recognition of this, and as further motivation to continue to build out a market leading business, you are being offered a one-time Phantom Stock opportunity in addition to all other components of your compensation, including Base Salary, Short-Term (Bonus) Incentive plans, and other perks, etc.

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A Phantom Stock Option in the BrightSpring Health Services Home Health and Hospice business is a contingent right granted to a Recipient to receive a cash payment equal to the excess, if any, of the Fair Market Value of a Share (of Phantom Stock) on a specified valuation date over the Strike (Exercise) Price and multiplied by the number of Phantom Shares granted to such Recipient, subject to the achievement of Target EBITDA levels in the future and such other conditions set forth in this document.

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Phantom Stock Options (Phantom Shares) represent a bonus opportunity, and not actual ownership in the business, based upon the Home Health and Hospice financial performance (EBITDA). Total Shares of Home Health and Hospice Phantom Stock are equal to 1,000,000. BrightSpring Health Services management (CEO and/or Board) has the right to adjust the number of shares of total Phantom Stock.

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Fair Market Value of a Phantom Share in Home Health and Hospice on any given date means the product of GAAP EBITDA, as determined for the Company’s most recently completed fiscal year, multiplied by a set valuation multiple of 11.0x, divided by the total Shares Under the Phantom Stock Opportunity (currently approved at 1,000,000 Shares). Phantom Stock Option expense for the period will be excluded from the GAAP EBITDA calculation for purposes of determining Fair Market Value.

•	These Phantom Shares will be issued at a Strike Price of $907.23/share, which is based on the current Fair Market Value of the Home Health and Hospice business.

•	The Phantom Share performance years for purposes of evaluation will be July 1 – June 30 for each year enumerated

•	Award conditional upon signature of Confidentiality, Non-Interference, and Invention Assignment Agreement

•	Recipient: Mike McMaude

•	Phantom Share Grant: 15,950 Phantom Shares.

Helping People Live Their Best Life

Vesting:

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Time-Based Vesting: Phantom Shares issued will vest in three tranches equal to 15% in year 3, 20% in year 4, and 65% in year 5. Each such tranche shall be eligible to vest on the last day of each respective fiscal year for the plan, those being plan years ended June 30, 2024, June 30, 2025 and June 30, 2026.

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Performance-Based Vesting: In each case as it relates to time-based vested Shares, payout on the Phantom Shares is also subject to achievement of the annual Home Health and Hospice EBITDA Target set forth in the table below for the applicable plan fiscal year ended June 30:

Performance Year ended June 30,	Annual GAAP EBITDA Target, excluding acquisitions ($ in millions)
2024	$	*
2025	$	*
2026	$	*

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If the Target EBITDA is not achieved in the measurement period, but is within the following EBITDA Achievement as a percentage of the EBITDA Target, the percentage of Phantom Shares eligible for performance-based vesting and payout will be adjusted to the following percentages:

EBITDA Achievement in Measurement Period	Performance-Based Vesting
85.00%	50.00%
87.50%	60.00%
90.00%	70.00%
92.50%	77.50%
95.00%	85.00%
97.50%	92.50%
100.00%	100.00%

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Only in Performance Years ended June 30, 2024 and 2025, to the extent that the Annual EBITDA target for any fiscal year is not achieved at the minimum achievement level, the tranche associated with such fiscal year shall remain outstanding and shall be eligible to vest along with other tranches in a subsequent Performance Year, on the last day of the subsequent fiscal year, if the Annual EBITDA Target in respect of any subsequent Performance Year is achieved.

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In the event of an acquisition made by the Home Health and Hospice business line, the Annual GAAP EBITDA Targets commensurate with all performance years will increase by Last Twelve Months EBITDA (LTM EBITDA) or the last 1, 3, or 6 months run rate EBITDA of the acquisition target as used and determined by the Company (CEO and/or the Board) for valuation purposes. This increase will be automatic to all targets as of the close of the acquisition.

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In the event of any structural changes or underlying changes (financial or otherwise) in the Home Health and Hospice business, BrightSpring management (CEO and/or Board) has sole discretion, in good faith, to adjust the EBITDA targets commensurate with the change. Examples of such a hypothetical change could include, for example, Home Health and Hospice Corporate costs shifted or absorbed by BrightSpring. Management will provide notice to recipients of the EBITDA Target adjustment within 90 days of such structural or underlying change.

Strike Price adjustments:

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If acquisitions are completed during the Home Health and Hospice Phantom Stock Option period, there shall be an immediate change to the initial Strike Price of each Phantom Option grant to increase that Strike Price by an amount equal to the LTM EBITDA or the last 1, 3, or 6 months run rate EBITDA of the acquisition target as used and determined by the Company (CEO and/or the Board) for valuation purposes, multiplied by a set valuation multiple of 11.0x, and divided by the total Shares Under the Phantom Stock Opportunity (currently approved at 1,000,000 shares).

Payout Calculation:

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Payout will be calculated as the Current Fair Market Value per Share at the specified future date less the Strike Price of the Phantom Share granted (including any adjustments to Strike Price as a result of acquisitions) multiplied by the number of shares vested that were previously unexercised in a prior period. Current Fair Market Value per Share is defined as the product of GAAP EBITDA, as determined for the Company’s most recently completed fiscal year, multiplied by a set valuation multiple of 11.0x, divided by the total Shares Under the Phantom Stock Opportunity (currently approved at 1,000,000 Shares).

•	Maximum payout for these shares (Current Fair Market Value in the future less the current Strike Price) shall be subject to $1,500 gain per share.

Helping People Live Their Best Life

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Payout will be made within 100 days following the respective Phantom Option year ended June 30, so long as the payout does not cause a breach of BrightSpring debt (leverage) covenants or cause “financial distress,” as determined in the good faith judgment of the CEO and/or Board, in which case such payout will be made at the soonest appropriate time. If not paid within one year of the vesting period, these grants will be convertible to BrightSpring Health Services stock, at a conversion rate equal to the current fair market value of that stock at the date of conversion.

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The BrightSpring Health Services management team (CEO and/or Board) has sole discretion and will exercise good faith in all payout calculations and elements of this Phantom Stock opportunity; any disputes under this Phantom Stock Opportunity shall be resolved in an Arbitration per Paragraph 10 of the recipient’s Employment Agreement.

Termination:

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In the event that a Recipient is no longer employed with the Company for any reason (either as a full-time employee or contracted consultant to the company), any unpaid options shall be null and void and will be forfeited.

Very Truly Yours,

BrightSpring Health Services, Inc

ACCEPTED AND AGREED TO THIS ____DAY OF September, 2021

Mike McMaude

Helping People Live Their Best Life